Exhibit 99.4
CONSENT OF BNP PARIBAS
August 4, 2006
Board of Directors
Alcatel
54, rue La Boétie
75008 Paris, France
Re:  Amendment No. 1 to the Registration Statement on Form F-4 of Alcatel filed on August 4, 2006
(File No. 333-133919)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated May 12, 2006, addressed to the Board of Directors of Alcatel, with respect to the reasonableness from a financial point of view to the shareholders of Alcatel of the proposed exchange ratio of 0.1952 Alcatel American Depositary Share for each share of common stock, par value $0.01, of Lucent Technologies, Inc. (“Lucent”) pursuant to the Agreement and Plan of Merger, dated as of April 2, 2006, by and among Lucent, Alcatel and Aura Merger Sub, Inc. (a wholly owned subsidiary of Alcatel).
The opinion letter, which was delivered in the French language, was provided for the information of the Board of Directors of Alcatel in connection with the transaction contemplated therein and is governed by French law. The English translation of the opinion letter contained in the proxy statement/prospectus included in the above-mentioned Registration Statement (the “Proxy Statement/Prospectus”) is provided for informational purposes only and is qualified in its entirety by reference to the original French-language opinion letter filed with the Autorité des Marchés Financiers. We disclaim any responsibility for any errors or omissions in the translation.
We understand that Alcatel has determined to include an English translation of our opinion in the above-referenced Registration Statement, as amended. In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors—Alcatel” and “The Merger—Financial opinion of BNP Paribas” and to the inclusion of an English translation of the foregoing opinion in the Proxy Statement/Prospectus. Notwithstanding the foregoing, our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and neither the opinion letter nor the English translation may be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Christophe Moulin	/s/ Pascal Quiry
Christophe Moulin Managing Director BNP Paribas Corporate Finance	Pascal Quiry Managing Director BNP Paribas Corporate Finance